Exhibit 99.1

The First Bancorp Increases Quarterly Dividend to 23 Cents per Share

DAMARISCOTTA, Maine - (BUSINESS WIRE) - June 23, 2016 - The Board of Directors of The First Bancorp (NASDAQ: FNLC) today declared a quarterly dividend of 23 cents per share. This second-quarter dividend is payable July 29, 2016, to shareholders of record as of July 6, 2016, and is up one cent from the 22 cents per share the Company paid in each of the past four quarters. Based on the June 22, 2016 closing price of $20.92 per share, the annualized dividend of 92 cents per share translates into a yield of 4.40%.
“The Company posted record annual earnings in 2014 and 2015 and record quarterly earnings in three of the past five quarters,” noted the Company’s President & Chief Executive Officer, Tony C. McKim. “The Company’s Board of Directors continues to view it appropriate to share these strong earnings with our shareholders in the form of increased cash dividends. Our generous dividend payout is very important to our shareholders and we recognize that it remains a key component in our total return and the valuation of our shares.”
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for First National Bank. Founded in 1864, the Bank serves Mid-Coast and Down East Maine with 16 offices in Lincoln, Knox, Hancock, Penobscot and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of First National Bank, provides investment advisory, private banking and trust services from five offices in Lincoln, Knox, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
For more information, please contact F. Stephen Ward, the First Bancorp's Treasurer & Chief Financial Officer, at 207.563.3272.